Exhibit 99.1


[TUMBLEWEED GRAPHIC OMITTED]

                                                              Investor Contacts:
                                                    Tim Conley, VP Finance & CFO
                                                 Tumbleweed Communications Corp.
                                                                    650-216-2000
                                                       tim.conley@tumbleweed.com

                                                     Charles Messman/Todd Kehrli
                                                                   MKR Group LLC
                                                                    818-556-3700
                                                                ir@mkr-group.com

                 TUMBLEWEED ANNOUNCES PRELIMINARY FOURTH QUARTER
                      FINANCIAL RESULTS AND CEO TRANSITION

Redwood City, CA - January 9, 2006 - Tumbleweed(R) Communications Corp. (NASDAQ:TMWD), a leading provider of email security, managed file transfer, and identity validation appliance and software products, today announced preliminary results for its fourth quarter ended December 31, 2005. Tumbleweed currently expects to report total revenue in the range of $11.6 to $11.8 million; a net loss in a range of $(0.04) to $(0.03) per share; and a non-GAAP loss in a range of $(0.02) to $(0.01). The company expects the quarter to be cash-flow positive, with cash balances in the range of $26.7 to $27.0 million, compared to $25.7 million as of September 30, 2005.

"We are disappointed to report preliminary results that were less than our guidance," said Tim Conley, Chief Financial Officer of Tumbleweed. "During the fourth quarter we experienced a shift toward larger, more strategic opportunities for infrastructure deployments which lengthened our sales cycle in a handful of major deals. We currently anticipate that these deals will close in the first quarter of 2006. Despite the results of the fourth quarter, we are pleased that the company generated cash from operations and we remain confident both in the opportunities ahead of us and in our strategy to profitably grow the company."

Tumbleweed also announced that its Board of Directors has accepted the resignation of Craig Brennan as its Chairman and Chief Executive Officer, effective immediately. Board member Jim Scullion has been appointed Chairman of the Board. Tumbleweed has identified a successor CEO who has agreed to accept the appointment, and it expects to announce the appointment shortly.

The company will report financial results for the year ended December 31, 2005 after the close of the market on Wednesday, February 1, 2006, at which time it will provide forward looking guidance.

What:      Tumbleweed's Fiscal Year 2005 Financial Results Conference Call

When:      Wednesday, February 1st at 2:00 p.m. PST (5:00 p.m. EST)

Webcast: To listen to the live Webcast, simply log onto the Web at either of the addresses below and click on the conference call icon. http://www.tumbleweed.com on the Investor Relations page or http://www.mkr-group.com under Featured Events

Dial In: To access the live conference call, dial 800-218-8862 and give the company name, "Tumbleweed." Participants are asked to call the assigned number approximately 10 minutes before the conference call begins.

For those unable to participate in the live conference call, a replay of the conference call will be available (starting two hours after the call) for the following five business days by dialing 800-405-2236 and entering the following pass code: 11050476#. Also, an instant replay of the conference call will be available over the Internet at http://www.tumbleweed.com in the Investor Relations area of the site or by going to http://www.mkr-group.com.

Non-GAAP Information
The non-GAAP financial information included in this press release is not prepared in accordance with generally accepted accounting principals ("GAAP") as it excludes amortization of intangible assets, stock-based compensation expense, and merger-related and other expenses. Management believes that the presentation of non-GAAP information may provide useful information to investors because Tumbleweed has historically provided this information and understands that some investors consider it useful in evaluating Tumbleweed's expenses. Management also uses this non-GAAP information, along with GAAP information, in evaluating Tumbleweed's expenses. The non-GAAP results should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies. The fourth quarter expected non-GAAP net loss per share results excludes approximately $1.0 million in expenses for the amortization of intangible assets and stock compensation.

Safe Harbor Statement
Tumbleweed cautions that forward-looking statements contained in this press release are based on current plans and expectations, and that a number of factors could cause the actual results to differ materially from the guidance given at this time. These factors are described in the Safe Harbor statement below.

Except for the historical information contained herein, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected, particularly with respect to its expectations about Tumbleweed's ability to announce a successor CEO shortly, its financial results for the fourth quarter of 2005, its beliefs about the reasons for the results of the fourth quarter of 2005, its ability to close business in the first quarter of 2006, its participation in a conference call on February 1, 2006 about the company's 2005 results and the provision of forward looking guidance at that time. As noted, these results are preliminary and therefore subject to change as the company completes its review of the quarter as well as the audit for the year. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. For further cautions about the risks of investing in Tumbleweed, we refer you to the documents Tumbleweed files from time to time with the Securities and Exchange Commission, particularly Tumbleweed's Form 10-K filed March 16, 2005 and Form 10-Q filed November 2, 2005.

Tumbleweed assumes no obligation to update information contained in this press release. Although this release may remain available on Tumbleweed's website or elsewhere, its continued availability does not indicate that Tumbleweed is reaffirming or confirming any of the information contained herein as of a later date.

About Tumbleweed Communications Corp.
Tumbleweed provides security software and appliances for email protection, file transfers, and identity validation that allow organizations to safely conduct business over the Internet. Tumbleweed offers these solutions in three comprehensive product suites: MailGate, SecureTransport, and Validation Authority. MailGate provides protection against spam, viruses, and attacks, and enables policy-based message filtering, encryption, and routing. SecureTransport enables business to safely exchange large files and transactions without proprietary software. Validation Authority is the world-leading solution for determining the validity of digital certificates. Tumbleweed's enterprise and government customers include ABN Amro, Banc of America Securities, Catholic Healthcare West, JP Morgan Chase & Co., The Regence Group (Blue Cross/Blue Shield), St. Luke's Episcopal Healthcare System, the U.S. Food and Drug Administration, the U.S. Department of Defense, and all four branches of the U.S. Armed Forces. Tumbleweed was founded in 1993 and is headquartered in Redwood City, Calif. For additional information about Tumbleweed go to www.tumbleweed.com or call 650-216-2000.

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